Exhibit 99.1

This preliminary prospectus supplement relates to an effective registration statement under the Securities Act of 1933, as amended, but the information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell and are not soliciting an offer to buy these securities in any jurisdiction where the offer and sale is not permitted.

[FORM OF PROSPECTUS SUPPLEMENT TO BE USED IN

CONJUNCTION WITH FUTURE RETAIL NOTE OFFERINGS] (1)

SUBJECT TO COMPLETION, DATED     , 20

PRELIMINARY PROSPECTUS SUPPLEMENT

(to Prospectus dated     , 20    )

Shares

CM Finance Inc

% [Insert ranking/conversion information] Notes due [    ]

We are a specialty finance company that invests primarily in the debt of U.S. middle-market companies. We seek to invest primarily in lower middle-market companies that have annual revenues of at least $50 million and earnings before interest, taxes, depreciation and amortization (“EBITDA”) of at least $15 million. Our primary investment objective is to maximize the total return to stockholders in the form of current income and capital appreciation by investing in debt and related equity investments of privately held lower middle-market companies. The companies in which we invest typically are highly leveraged, and, in most cases, our investments in such companies are not rated by national rating agencies. If such investments were rated, we believe that they would likely receive a rating which is often referred to as “junk.”

We are offering $         in aggregate principal amount of     % [Insert ranking/conversion information] notes due [    ], which we refer to as the Notes. [Insert relevant information regarding interest payments, redemption, etc.] [We are not required to make any principal payments on the Notes until the maturity date of the Notes.]

The Notes will be our direct unsecured obligations and rank pari passu, or equal in right of payment, with all outstanding and future unsecured unsubordinated indebtedness issued by us. We currently do not have any indebtedness outstanding that is subordinated to the Notes and have no intention of issuing any such subordinated indebtedness. The Notes will be effectively subordinated, or junior in right of payment, to our future secured indebtedness and structurally subordinated, or junior in right of payment, to all existing and future indebtedness and other obligations of any of our subsidiaries. In any liquidation, dissolution, bankruptcy or other similar proceeding, the holders of any of our existing or future secured indebtedness and any indebtedness of any future subsidiaries may assert rights of payment prior to the holders of the Notes. See the related disclosure in “Risk Factors” beginning on page S-[    ] of this prospectus supplement.

[The Notes will not be rated by a rating agency and, as a result, the lack of a rating on the Notes may subject the Notes to greater price volatility.]

[Because the Company does not intend to have the Notes listed for trading on any securities exchange or otherwise, your ability to resell the Notes may be limited and the price obtained in connection with any such resale may be negatively impacted as a result thereof.]

We are an “emerging growth company” under the federal securities laws and are subject to reduced public company reporting requirements.

Investing in our securities may be speculative and involve a high degree of risk. Before buying any securities, you should read the “Risk Factors” beginning on page [15] of this prospectus supplement and page [21] of the accompanying prospectus.

This prospectus, and the accompanying prospectus supplement, contain important information you should know before investing in our common stock. Please read this prospectus and the accompanying prospectus supplement before you invest and keep it for future reference. We file annual, quarterly and current reports, proxy statements and other information about us with the Securities and

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Exchange Commission, or SEC. The SEC also maintains a website at http://www.sec.gov that contains such information. This information is also available free of charge by contacting us at 601 Lexington Ave, 26th Floor, New York, NY 10022, Attention: Investor Relations, or by calling us collect at (212) 257-5199 or on our website at www.cmfn-inc.com. Information contained on our website is not incorporated by reference into this prospectus, and you should not consider that information to be part of this prospectus or the accompanying prospectus supplement.

The Securities and Exchange Commission has not approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public Offering Price	$	$
Sales Load (Underwriting Discounts and Commissions)	$	$
Proceeds to the Company (before expenses)	$	$

[The underwriters may also purchase up to an additional $         total aggregate principal amount of Notes offered hereby, to cover overallotments, if any, within      days of the date of this prospectus supplement. If the underwriters exercise this option in full, the total public offering price will be $        , the total underwriting discount (sales load) paid by us will be $        , and total proceeds, before expenses, will be $        .]

THE NOTES ARE NOT DEPOSITS OR OTHER OBLIGATIONS OF A BANK AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

Delivery of the Notes in book-entry form only through The Depository Trust Company will be made on or about             , 20    .

Prospectus Supplement dated             , 20    .

(1)	In addition to the sections outlined in this form of prospectus supplement, each prospectus supplement actually used in connection with an offering conducted pursuant to the registration statement to which this form of prospectus supplement is attached will be updated to include such other information as may then be required to be disclosed therein pursuant to applicable law or regulation as in effect as of the date of each such prospectus supplement, including, without limitation, information particular to the terms of each security offered thereby and any related risk factors or tax considerations pertaining thereto. This form of prospectus supplement is intended only to provide a rough approximation of the nature and type of disclosure that may appear in any actual prospectus supplement used for the purposes of offering securities pursuant to the registration statement to which this form of prospectus supplement is attached, and is not intended to and does not contain all of the information that would appear is any such actual prospectus supplement, and should not be used or relied upon in connection with any offer or sale of securities.

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TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT

PROSPECTUS

Page
Prospectus Summary
The Offering
Fees and Expenses
Selected Financial Data
Risk Factors
Special Note Regarding Forward-Looking Statements
Use of Proceeds Price Range of Common Stock and Distributions Ratio of Earnings to Fixed Charges
Management’s Discussion and Analysis of Financial Condition and Results of Operations
Senior Securities
The Company
Portfolio Companies
Management
Management Agreements Related Party Transactions and Certain Relationships
Control Persons and Principal Stockholders Selling Stockholders Determination of Net Asset Value Sales of Common Stock Below Net Asset Value Dividend Reinvestment Plan
Material U.S. Federal Income Tax Considerations
Description of Our Common Stock Description of Our Preferred Stock
Description of Our Subscription Rights
Description of Our Debt Securities
Description of Our Warrants Regulation
Plan of Distribution
Custodian, Transfer and Dividend Paying Agent and Registrar Brokerage Allocation and Other Practices
Legal Matters
Independent Registered Public Accounting Firm
Available Information
Index to Consolidated Financial Statements

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of the Notes and certain matters relating to us. The second part, the accompanying prospectus, gives more general information about the securities which we and the selling stockholders may offer from time to time, some of which may not apply to the Notes offered by this preliminary prospectus supplement. For information about the Notes, see “Description of Our Debt Securities” in the accompanying prospectus.

If information varies between this prospectus supplement and the accompanying prospectus, you should rely only on such information in this prospectus supplement. The information contained in this prospectus supplement supersedes any inconsistent information included in the accompanying prospectus. In various places in this prospectus supplement and the accompanying prospectus, we refer you to other sections of such documents for additional information by indicating the caption heading of such other sections. The page on which each principal caption included in this prospectus supplement and the accompanying prospectus can be found is listed in the table of contents above. All such cross references in this prospectus supplement are to captions contained in this prospectus supplement and not in the accompanying prospectus, unless otherwise stated.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement or the accompanying prospectus. You must not rely on any unauthorized information or representations not contained in this prospectus supplement or the accompanying prospectus as if we had authorized it. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or a solicitation of any offer to buy any security other than the registered securities to which they relate, nor do they constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such an offer or solicitation in such jurisdiction. The information contained in this prospectus supplement and the accompanying prospectus is accurate as of the dates on their covers. Our financial condition, results of operations and prospects may have changed since that date. To the extent required by law, we will amend or supplement the information contained in this prospectus supplement and the accompanying prospectus to reflect any material changes subsequent to the date of this prospectus supplement and the accompanying prospectus and prior to the completion of any offering pursuant to this prospectus supplement and the accompanying prospectus.

SUMMARY

This summary highlights some of the information in this prospectus supplement. It is not complete and may not contain all of the information that you may want to consider. You should read the more detailed information set forth under “Risk Factors” and the other information included in this prospectus supplement and the accompanying prospectus carefully.

We were formed in February 2012 and commenced operations in March 2012 as CM Finance LLC, a Maryland limited liability company. Immediately prior to the pricing of our initial public offering, CM Finance LLC was merged with and into CM Finance Inc, a Maryland corporation (the “CM Finance Merger”), that is an externally managed, non-diversified closed-end management investment company that has elected to be regulated as a business development company (“BDC”) under the Investment Company Act of 1940, as amended (the “1940 Act”). Except as otherwise indicated, the terms “we,” “us,” “our” and “CM Finance” refer to CM Finance LLC prior to the CM Finance Merger and CM Finance Inc after the CM Finance Merger; and “CM Investment Partners” and the “Adviser” refer to our investment adviser and administrator, CM Investment Partners LLC.

We define “middle-market companies” generally as those companies that have an enterprise value, which represents the aggregate of debt value and equity value of the entity, of less than $750 million.

CM Finance Inc

We are a specialty finance company that invests primarily in the debt of U.S. middle-market companies, which we generally define as those companies that have an enterprise value, which represents the aggregate of debt value and equity value of the entity, of less than $750 million. We are externally managed by CM Investment Partners. The Adviser is led by Michael C. Mauer and Christopher E. Jansen, who together have over 40 years of experience in the leveraged debt markets. Our primary investment objective is to maximize total return to stockholders in the form of current income and capital appreciation by investing in debt and related equity of privately held lower middle-market companies.

We seek to invest primarily in lower middle-market companies that have annual revenues of at least $50 million and EBITDA of at least $15 million. We focus on companies with leading market positions, significant asset or franchise values, strong free cash flow and experienced senior management teams, with emphasis on companies with high-quality sponsors. Our investments typically range in size from $5 million to $25 million. We expect that our portfolio companies will use our capital for organic growth, acquisitions, market or product expansion, refinancings, and/or recapitalizations. We invest, and intend to continue to invest, in unitranche loans and standalone second and first lien loans, with an emphasis on floating rate debt. Unitranche loans are loans structured as first lien loans with certain characteristics of mezzanine loan risk in one security. We also selectively invest in mezzanine loans/structured equity and in the equity of portfolio companies through warrants and other instruments, in most cases taking such upside participation interests as part of a broader investment relationship.

We strive to maintain a strong focus on credit quality, investment discipline and investment selectivity. We believe that investing in the debt of private lower middle-market companies generally provides a more attractive relative value proposition than investing in broadly syndicated debt due to the conservative capital structures and superior default and loss characteristics typically associated with middle-market companies. We believe that, because private lower middle-market companies have limited access to capital providers, debt investments in these companies typically carry above-market interest rates and include more favorable protections, resulting in attractive risk-adjusted returns across credit cycles while better preserving capital. The companies in which we invest typically are highly leveraged, and, in most cases, our investments in such companies are not rated by national rating agencies. If such investments were rated, we believe that they would likely receive a rating which is often referred to as “junk.”

We have, through CM Finance SPV Ltd. (“CM SPV”), our wholly owned subsidiary, entered into a financing facility (the “Financing Facility”) with UBS AG, London Branch (together with its affiliates, “UBS”). The Financing Facility includes a $102.0 million term securitized financing facility (the “Term Financing”), which expires in December 2017, and a $50.0 million revolving financing (the “Revolving Financing”), which expires in December 2016. The Financing Facility is collateralized by a portion of the debt investments in our portfolio (the “Assets”). We pay interest on the face amount of the Term Financing monthly at a rate of one-month LIBOR plus 2.75% per annum. The Revolving Financing bears interest at a rate of 2.00% per annum and 0.50% per annum on any undrawn amounts.

Portfolio Composition

As of         , 20     , our portfolio consisted of debt and equity investments in      portfolio companies with a fair value of $             million. As of         , 20     , our portfolio consisted of     % first lien investments,     % second lien investments, and     % were warrant positions. At         , 20     , the weighted average total yield of debt and income producing securities at amortized cost (which includes income and amortization of fees and discounts) was     %. The weighted average total yield was computed using the effective interest rates for all of our debt investments at fair value, plus the yield to maturity from         , 20      of all of our debt investments, including our unfunded obligations as if our unfunded obligations were fully funded and is weighted based on each respective investment’s par amount.

The industry composition of our portfolio at fair value at         , 20     was as follows:

	Percentage of Total Portfolio
Telecommunications	$	%
Healthcare-Products/Services
Oilfield Services
Oil and Gas
Construction & Building
Airlines
Media
Automobiles and Components
Industrial
Entertainment and Leisure
Trucking and Leasing
Utilities
Retail
Pipelines
Services
[Update table as appropriate]

Total	$100.00%

SBIC License

We intend to apply for a license to form a small business investment company subsidiary, or SBIC subsidiary. The application is subject to approval by the United States Small Business Administration, or the SBA, and we can make no assurances that the SBA will approve our application. The SBIC subsidiary would be allowed to issue SBA-guaranteed debentures up to a maximum of $150 million under current SBIC regulations, subject to required capitalization of the SBIC subsidiary and other requirements. SBA-guaranteed debentures generally have longer maturities and lower interest rates than other forms of debt that may be available to us. Neither we nor the Adviser has ever operated an SBIC. In addition, if we were to receive an SBIC license, we also may apply for exemptive relief from the SEC to permit us to exclude the indebtedness of any such wholly-owned SBIC subsidiary from the 200% asset coverage requirement applicable to us.

CM Investment Partners LLC

CM Investment Partners is a registered investment adviser and serves as our external investment adviser. Our Adviser is responsible for sourcing investment opportunities, conducting industry research, performing diligence on potential investments, structuring our investments and monitoring our portfolio companies on an ongoing basis. Our Adviser is led by Mr. Mauer, the Chairman of our board of directors, our Chief Executive Officer, and the Co-Chief Investment Officer of the Adviser, and Mr. Jansen, our President and Secretary, a member of our board of directors, and the Co-Chief Investment Officer of the Adviser. Mr. Mauer was formerly Global Co-Head of Leveraged Finance and Global Co-Head of Fixed Income Currency and Commodity Distribution at Citigroup Inc. and a senior member of its credit committee responsible for all underwriting and principal commitments of leveraged finance capital worldwide. Mr. Jansen was a founding Managing Partner and Senior Portfolio Manager for Stanfield Capital Partners and had a leading role in planning its strategic direction. At Stanfield, Mr. Jansen was responsible for the management of 15 different portfolios aggregating in excess of $7 billion in assets consisting of large corporate loans, middle-market loans, second lien loans, high yield bonds and structured finance securities.

Messrs. Mauer and Jansen, together, hold a 42% interest in the Adviser. Stifel Venture Corp. (“Stifel”), a wholly owned subsidiary of Stifel Financial Corp., holds a 20% interest in the Adviser. Certain funds (the “Cyrus Funds”) managed by Cyrus Capital Partners, L.P. (“Cyrus Capital”) also hold, in the aggregate, a 38% indirect economic interest, but no voting interest, in the Adviser.

Our Adviser’s investment team, led by Messrs. Mauer and Jansen, are supported by 16 additional investment professionals, who, together with Messrs. Mauer and Jansen, we refer to as the “Investment Team.” The members of the Investment Team have over 200 combined years of structuring customized debt solutions for middle-market companies, which we believe will enable us to generate favorable returns across credit cycles with an emphasis on preserving capital. The members of the Investment Team have extensive networks for sourcing investment opportunities through direct corporate relationships and relationships with private equity firms, investment banks, restructuring advisors, law firms, boutique advisory firms and distressed/specialty lenders. The members of the Investment Team also have extensive experience across various industries, including aviation, cable, defense, healthcare, media, mining, oil and gas, power, retail, telecommunications, trucking and asset-backed special situations. In addition, Mr. Jansen has extensive experience restructuring specific debt investments as a portfolio manager, including while at Stanfield Capital Partners, and Mr. Mauer has considerable managerial experience, including having led a restructuring and asset-based lending group at Citigroup Inc. Messrs. Mauer and Jansen have developed an investment process for reviewing lending opportunities, structuring transactions and monitoring investments throughout multiple credit cycles. As a result, we believe we will be able to achieve appropriate risk-adjusted returns by investing in companies that have restructured but do not have sufficient track records to receive traditional lending terms from a commercial bank or the broadly syndicated leveraged finance market. We believe the members of the Investment Team share a common investment philosophy built on a framework of rigorous business assessment, extensive due diligence and disciplined risk valuation methodology.

We have entered into an investment advisory agreement (the “Investment Advisory Agreement”) with CM Investment Partners, as our investment adviser, pursuant to which we pay the Adviser a management fee equal to 1.75% of our gross assets, payable in arrears on a quarterly basis. In addition, pursuant to the Investment Advisory Agreement, we pay the Adviser an Incentive Fee equal to 20.0% of pre-incentive fee net investment income, subject to an annualized hurdle rate of 8.0% with a “catch up” fee for returns between the 8.0% hurdle and 10.0% as well as 20.0% of net capital gains. From February 11, 2014 (the completion of our initial public offering) to December 31, 2014, the Adviser has agreed to waive its fees (base management and incentive fee), without recourse against or reimbursement by us, to the extent required in order for us to earn a quarterly net investment income to support a minimum dividend payment on shares of common stock outstanding on the relevant dividend payment dates of 9.0% (to be paid on a quarterly basis). For the periods January 1, 2015 to December 31, 2015 and January 1, 2016 to December 31, 2016, the Adviser has agreed to waive its incentive fees, without recourse against or reimbursement by us, to the extent required in order for the Company to earn a quarterly net investment income to support minimum dividend payments on shares of common stock outstanding on the relevant dividend payment dates of 9.25% and 9.375%, respectively (to be paid on a quarterly basis).

Under an administration agreement with the Adviser (the “Administration Agreement”), the Adviser provides us with our chief financial officer, accounting and back-office professionals, equipment and clerical, bookkeeping, recordkeeping and other administrative services. The Adviser has retained the services of accounting and back-office professionals through a services agreement (the “Services Agreement”) with Cyrus Capital to assist the Adviser in fulfilling certain of its obligations to us under the Administration Agreement.

Market Opportunity

We believe that the current investment environment presents a compelling case for investing in secured debt (including unitranche debt and standalone second and first lien loans) and unsecured debt (including mezzanine/structured equity) of lower middle-market companies. The following factors represent the key drivers of our focus on this attractive market segment:

•	Reduced Availability of Capital for Middle-Market Companies. We believe there are fewer providers of financing and less capital available for middle-market companies compared to prior to the recent economic downturn. We believe that, as a result of that downturn:

•	many financing providers have chosen to focus on large, liquid corporate loans and syndicated capital markets transactions rather than lending to middle-market businesses;

•	recent regulatory changes, including adoption of the Dodd–Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, and the introduction of new international capital and liquidity requirements under the 2012 Basel III Accords, or Basel III, have caused banks to curtail lending to middle-market companies;

•	hedge funds and collateralized loan obligation managers are less likely to pursue investment opportunities in our target market as a result of reduced availability of funding for new investments; and

•	consolidation of regional banks into money center banks has reduced their focus on middle-market lending.

As a result, we believe that less competition facilitates higher quality deal flow and allows for greater selectivity throughout the investment process.

•	Robust Demand for Debt Capital. According to Pitchbook, a market research firm, private equity firms had approximately $486 billion of uncalled capital as of December 31, 2013 and raised approximately $85 billion in additional funds during the first six months of 2014. They have expanded their focus to include middle market opportunities due to the lack of opportunities in large capital buyout transactions. We expect the large amount of uninvested capital and the expanded focus on middle market opportunities to drive buyout activity over the next several years, which should, in turn, continue to create lending opportunities for us.

•	Attractive Deal Pricing and Structures. We believe that, in general, middle-market debt investments are priced more attractively to lenders than larger, more liquid, public debt financings, due to the more limited universe of lenders as well as the highly negotiated nature of these financings. Middle-market transactions tend to offer stronger covenant packages, higher interest rates, lower leverage levels and better call protection compared to larger financings. In addition, middle-market loans typically offer other investor protections such as default penalties, lien protection, change of control provisions and information rights for lenders.

•	Specialized Lending Requirements. We believe that several factors render many U.S. financial institutions ill-suited to lend to U.S. middle-market companies. For example, based on the Investment Team’s experience, lending to private U.S. middle-market companies is generally more labor-intensive than lending to larger companies due to the smaller size of each investment and the fragmented nature of information for such companies. Lending to smaller capitalization companies requires due diligence and underwriting practices consistent with the demands and economic limitations of the middle-market and may also require more extensive ongoing monitoring by the lender. As a result, middle-market companies historically have been served by a limited segment of the lending community.

Competitive Strengths

We believe that the Adviser’s disciplined approach to origination, portfolio construction and risk management should allow us to achieve favorable risk-adjusted returns while preserving our capital. We believe that the following competitive strengths provide positive returns for our investors:

•	Large and Experienced Team with Substantial Resources. The Adviser and its Investment Team is led by Michael C. Mauer and Christopher E. Jansen, who each has over 20 years of experience investing in, providing corporate finance services to, restructuring and consulting with middle-market companies. Messrs. Mauer and Jansen are supported by 16 additional investment professionals, who together have over 200 combined years of structuring strategic capital for business expansion, refinancings, capital restructuring, post-reorganization financing and servicing the general corporate needs of middle-market companies. We believe that the Investment Team and its resources provide a significant advantage and contribute to the strength of our business and enhance the quantity and quality of investment opportunities available to us.

•	Capitalize on the Investment Team’s Extensive Relationships with Middle-Market Companies, Private Equity Sponsors and Intermediaries. The members of the Investment Team have extensive networks for sourcing investment opportunities through corporate relationships and relationships with private equity firms, investment banks, restructuring advisors, law firms, boutique advisory firms and distressed/specialty lenders. We believe that the strength of these relationships in conjunction with the Investment Team’s ability to structure financing solutions for companies that incorporate credit protections at attractive returns for us provide us with a competitive advantage in identifying investment opportunities in our target market. In addition, pursuant to the terms of our relationship with Stifel and subject to certain restrictions, Stifel must use its commercially reasonable efforts to present to us to review and bid on, Stifel Nicolaus & Company, Incorporated-originated leveraged finance and high yield corporate debt opportunities consistent with our investment strategy.

•

Disciplined Underwriting Policies and Rigorous Portfolio Management. Messrs. Mauer and Jansen have an established credit analysis and investment process to analyze investment opportunities thoroughly. This process, followed by the Investment Team, includes structuring loans with appropriate covenants and pricing loans based on our knowledge of the middle market and our rigorous underwriting standards. We focus on capital preservation by extending loans to portfolio companies with assets that we believe will retain sufficient value to repay us even in depressed markets or under liquidation scenarios. Each investment is analyzed from its initial stages by either Mr. Mauer or Mr. Jansen, the Adviser’s Co-Chief Investment Officers, and a senior investment professional of the Investment Team. Every initial investment requires the unanimous approval of the Adviser’s investment committee, consisting of Messrs. Mauer, Jansen and Stephan Kuppenheimer, who is Stifel’s appointee to our board of directors, pursuant to the terms our relationship with Stifel. Every follow-on investment decision in an existing portfolio company and any investment dispositions require approval by at least Messrs. Mauer and Jansen. Under the supervision of Messrs. Mauer and Jansen, the Investment Team’s senior investment professionals also monitor the portfolio for developments on a daily basis, perform credit updates on each investment, review financial performance on at least a quarterly basis, and have regular discussions with the management of portfolio companies. We believe the Adviser’s investment and monitoring process and the depth and experience of the Investment Team gives us a competitive advantage in identifying investments and evaluating risks and opportunities throughout the life cycle of an investment

•	Ability to Structure Investments Creatively. Our Investment Team has the expertise and ability to structure investments across all levels of a company’s capital structure. These individuals have extensive experience in cash flow, asset-based lending, workout situations and investing in distressed debt, which should enable us to take advantage of attractive investments in recently restructured companies. Furthermore, with the capital raised in our initial public offering, we believe we are in a better position to leverage the existing knowledge and relationships that the Investment Team has developed to lead investments that meet our investment criteria. We believe that current market conditions allow us to structure attractively priced debt investments and may allow us to incorporate other return-enhancing mechanisms such as commitment fees, original issue discounts, early redemption premiums, payment-in-kind (“PIK”) interest and certain forms of equity securities.

Investment Strategy

We invest in unitranche loans, standalone second and first lien loans, and selectively in mezzanine loans/structured equity and in the equity of portfolio companies through warrants and other instruments, in most cases taking advantage of a potential benefit from an increase in the value of such portfolio company as part of an overall relationship. We seek to invest primarily in lower middle-market companies that have annual revenues of at least $50 million and EBITDA of at least $15 million. Our investments typically range in size from $5 million to $25 million. We may invest in smaller or larger companies if there is an attractive opportunity, especially when there are dislocations in the capital markets, including the high yield and large syndicated loan markets. During such dislocations, we expect to see more deep value investment opportunities offering prospective returns that are disproportionate to the associated risk profile. We focus on companies with leading market positions, significant asset or franchise values, strong free cash flow and experienced senior management teams, with an emphasis on companies with high-quality sponsors. Our primary investment objective is to maximize current income and capital appreciation by investing directly in privately held lower middle-market companies.

The Adviser pursues investments for us with favorable risk-adjusted returns, including debt investments that offer cash origination fees and lower leverage levels. The Adviser seeks to structure our debt investments with strong protections, including default penalties, information rights, and affirmative and negative financial covenants, such as lien protection and restrictions concerning change of control. We believe these protections, coupled with the other features of our investments, allow us to reduce our risk of capital loss and achieve attractive risk-adjusted returns, although there can be no assurance that we are always able to structure our investments to minimize risk of loss and achieve attractive risk-adjusted returns.

Investment Criteria

The principals of the Adviser use the following investment criteria and guidelines to evaluate prospective portfolio companies. However, not all of these criteria and guidelines are used or met in connection with each of our investments.

•	Established companies with a history of positive operating cash flow. We seek to invest in established companies with sound historical financial performance. We typically focus on companies with a history of profitability on an operating cash flow basis. We do not intend to invest in start-up companies or companies with speculative business plans.

•	Defensible and sustainable business. We seek to invest in companies with proven products and/or services that provide a competitive advantage versus its competitors or new entrants. The Adviser places an emphasis on the strength of historical operations and profitability and the generation of free cash flow to reinvest in the business or to utilize for debt service. The Adviser also focuses on the relative strength of the valuation and liquidity of collateral used to provide security for our investments, when applicable.

•

Seasoned management team with meaningful equity ownership. The Adviser generally requires that our portfolio companies have a seasoned management team, with strong corporate governance. The Adviser also seeks to invest in companies with management teams that have meaningful equity ownership. The Adviser believes that companies that have proper incentives in place, including having significant equity interests, motivate management teams to enhance enterprise value, which will act in accordance with our interests.

•	Significant Invested Capital. The Adviser believes that the existence of significant underlying equity value provides important support to our debt investments. The Adviser seeks investments in portfolio companies where it believes that the aggregate enterprise value significantly exceeds aggregate indebtedness, after consideration of our investment.

•	Investment Partnerships. We seek to invest where private equity sponsors have demonstrated capabilities in building enterprise value. In addition, we seek to partner with specialty lenders and other financial institutions. The Adviser believes that private equity sponsors and specialty lenders can serve as committed partners and advisors that will actively work with the Adviser, the company and its management team to meet company goals and create value.

•	Ability to exert meaningful influence. We target investment opportunities in which we will be a significant investor in the tranche and in which we can add value through active participation in the direction of the company, sometimes through advisory positions.

•	Exit strategy. We generally seek to invest in companies that the Adviser believes possess attributes that will provide us with the ability to exit our investments. We typically expect to exit our investments through one of three scenarios: (i) the sale of the company resulting in repayment of all outstanding debt, (ii) the recapitalization of the company through which our loan is replaced with debt or equity from a third party or parties or (iii) the repayment of the initial or remaining principal amount of our loan then outstanding at maturity. In some investments, there may be scheduled amortization of some portion of our loan, which would result in a partial exit of our investment prior to the maturity of the loan.

Conflicts of Interests

As described more fully below, we have entered into certain agreements and arrangements with Stifel, Cyrus Capital and the Cyrus Funds that may cause conflicts of interest. In addition, as described more fully below, Stifel and the Cyrus Funds own, in the aggregate, approximately 44% of our total outstanding common stock. The shares held by Stifel and the Cyrus Funds are generally freely tradable in the public market, subject to the volume limitations, applicable holding periods and other provisions of Rule 144 under the Securities Act. Sales of substantial amounts of our common stock, the availability of such common stock for sale or the registration of such common stock for sale and the ability of our stockholders, including Stifel and the Cyrus Funds, to sell their respective shares at a price per share that is below our then current net asset value per share could adversely affect the prevailing market prices for our common stock. If this occurs and continues, it could impair our ability to raise additional capital through the sale of securities should we desire to do so and negatively impact the market of our common stock.

Stifel Arrangement

Stifel owns approximately 16% of our total outstanding common stock, and also owns a 20% interest in the Adviser. As a result, Stifel will benefit from our performance and our investments. Pursuant to an irrevocable proxy, Stifel has granted us the right to vote the shares of our common stock held by it in excess of 4.9% of our total outstanding common stock in the same percentages as our other stockholders. Stifel has the right to nominate for election a member of our board of directors, who will be considered “interested” (that is, not independent for purposes of the 1940 Act). Pursuant to this right, Stifel nominated Stephen Kuppenheimer, who currently serves as a member of our board of directors. In addition, Stifel has the right to appoint a representative to the Adviser’s three-member board of managers and a member of the Adviser’s investment committee. Stifel appointed Mr. Kuppenheimer to the Adviser’s board of managers and investment committee. Stifel will not have any rights to exercise a controlling influence over our day-to-day operations or the operations or investment management function of the Adviser.

Six of the investment professionals employed by the Adviser as part of its Investment Team are also employees of Stifel pursuant to the Stifel Arrangement. Although these investment professionals dedicate a majority of their time to the business and activities of the Adviser, they are dual employees of both Stifel and the Adviser, and as a result, may continue to engage in investment advisory activities for Stifel. This dual employment arrangement could result in a conflict of interest and may distract these investment professionals from their responsibilities to us. Mr. Kuppenheimer is a member of the Adviser’s investment committee and will be a member of our board of directors. Mr. Kuppenheimer is also an employee of Stifel, and as a result, continues to engage in investment advisory activities for Stifel, which could result in a conflict of interest and may distract Mr. Kuppenheimer from his responsibilities to us. Messrs. Mauer and Jansen monitor the activities of the members of the Investment Team for any conflicts of interest and will seek to resolve them on our behalf, subject to the oversight of our board of directors. As a member of the Adviser’s investment committee and our board of directors, Mr. Kuppenheimer will recuse himself from consideration of any potential conflict related to Stifel, should any such conflicts arise.

Under the Stifel Arrangement and subject to certain restrictions, Stifel will use its commercially reasonable efforts to present to us the opportunity to review and bid on all Stifel Nicolaus & Company, Incorporated-originated leveraged finance and high yield corporate debt opportunities consistent with our investment strategy. Subject to the approval of our board of directors, as necessary under the 1940 Act, and certain other limitations, Stifel may invest in the same portfolio companies that we invest in, and (regardless of whether our investment arose from a Stifel-originated opportunity) Stifel may, through such investments, have interests that conflict with ours, including receiving fees from the portfolio company directly as well as through its interest in the Adviser. We believe that we may co-invest with Stifel and its affiliates upon approval of a majority of our directors who are not “interested persons” as defined in Section 2(a)(19) of the 1940 Act.

Cyrus Capital Relationship

The Cyrus Funds own approximately 28% of our outstanding common stock, and also hold a 38% indirect economic interest, but no voting interest, in the Adviser. As a result, Cyrus Capital benefits from our performance and our investments. Pursuant to an irrevocable proxy, the Cyrus Funds’ shares of our common stock must be voted in the same percentages as our other stockholders (excluding Stifel) vote their shares. Cyrus Capital will not have any rights to exercise a controlling influence over our operations or the operations or investment management function of the Adviser. As a result of the relationship with Cyrus Capital and the Cyrus Funds, we could be presumed to be an affiliate of the Cyrus Funds under the 1940 Act. However, a person’s status as an “affiliate” under the 1940 Act is a rebuttable presumption, which we believe we can successfully refute. As a result, we believe that we may invest in the same portfolio companies that the Cyrus Funds invest in, without seeking exemptive relief from the SEC. In addition, the Cyrus Funds may, through such co-investments, have interests that conflict with ours, including receiving fees from the portfolio company directly as well as through its economic interest in the Adviser. Cyrus Capital may also provide us with investment opportunities. Pursuant to the Services Agreement, the Adviser is supported by investment professionals of Cyrus Capital, selected by Messrs Mauer and Jansen, who provide investment services to us as part of the Adviser’s Investment Team and in connection with the Adviser’s obligations to us under the Investment Advisory Agreement. These investment professionals will continue to engage in investment advisory activities for the private investment funds managed by Cyrus Capital, including the Cyrus Funds, which could result in a conflict of interest, and may distract them from their responsibilities to us. Initially, we expect that the Adviser would rely on the investment professionals that perform analyst functions provided under the Services Agreement for less than 25% of the aggregate time dedicated to the business by the Adviser’s Investment Team. In addition, we will also be receiving other administrative services from the Adviser, pursuant to the Administration Agreement, which, in turn, are provided to the Adviser by Cyrus Capital under the terms of the Services Agreement.

Other Conflicts of Interest

We may also have conflicts of interest arising out of the investment advisory activities of the Adviser. The Adviser may in the future manage other investment funds, accounts or investment vehicles that invest or may invest in assets eligible for purchase by us. To the extent that we compete with entities managed by the Adviser or any of its affiliates for a particular investment opportunity, the Adviser will allocate investment opportunities across the entities for which such opportunities are appropriate, consistent with (a) its internal investment allocation policies, (b) the requirements of the Investment Advisers Act of 1940 as amended (the “Advisers Act”), and (c) certain restrictions under the 1940 Act regarding co-investments with affiliates.

Corporate Information

Our principal executive offices are currently located at 601 Lexington Avenue, 26th Floor, New York, New York 10022, and our telephone number is (212) 257-5199. We maintain a website located at www.cmfn-inc.com. Information on our website is not incorporated into or a part of this prospectus.

We are an “emerging growth company,” within the meaning of the JOBS Act. As an emerging growth company, we may take advantage of specified reduced disclosure and other requirements that are otherwise applicable generally to public companies. We will remain an emerging growth company until the earlier of (a) the last day of the fiscal year: (i) following the fifth anniversary of the completion of this offering; (ii) in which we have total annual gross revenue of at least $1.0 billion; or (iii) in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700 million as of the prior June 30th, and (b) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

SPECIFIC TERMS OF NOTES AND THE OFFERING

This prospectus supplement sets forth certain terms of the Notes that we are offering pursuant to this prospectus supplement and supplements the accompanying prospectus that is attached to the back of this prospectus supplement. This section outlines the specific legal and financial terms of the Notes. You should read this section together with the more general description of the Notes in the accompanying prospectus under the heading “Description of Our Debt Securities” before investing in the Notes. Capitalized terms used in this prospectus supplement and not otherwise defined shall have the meanings ascribed to them in the accompanying prospectus.

Issuer	CM Finance Inc

Title of the securities	% [Insert ranking/conversion information] Notes due

Initial aggregate principal amount being offered	$

Overallotment option	The underwriters may also purchase from us up to an additional $ aggregate principal amount of Notes to cover overallotments, if any, within days of the date of this prospectus supplement.

Initial public offering price	% of the aggregate principal amount

Principal payable at maturity	% of the aggregate principal amount; the principal amount of each Note will be payable on its stated maturity date at the office of the Paying Agent, Registrar and Transfer Agent for the Notes or at such other office in [ ] as we may designate.

Type of Note	[Fixed/Floating] rate note

[Listing	[We intend to list the Notes on the [NASDAQ\ within 30 days of the original issue date under the trading symbol “ .”]

Interest rate	% per year

Day count basis	360-day year of twelve 30-day months

Original issue date	, 20

Stated maturity date	, 20

Date interest starts accruing	, 20

Interest payment dates	Each , , and , commencing , . If an interest payment date falls on a non-business day, the applicable interest payment will be made on the next business day and no additional interest will accrue as a result of such delayed payment.

Interest periods	The initial interest period will be the period from and including , to , but excluding, the initial interest payment date, and the subsequent interest periods will be the periods from and including an interest payment date to, but excluding, the next interest payment date or the stated maturity date, as the case may be.

Record dates for interest	Each , , and , commencing ,

[Additional Amounts Payable	List any additional amounts payable in respect of any tax, assessment or governmental charge.]

[Conversion/Exchange	List any provisions for convertibility or exchangeability of the debt securities into or for any other securities.]

Specified currency	U.S. Dollars

Place of payment	New York City

Ranking of Notes	The Notes will be our direct [un]secured obligations and will rank:

• pari passu (equally in right of payment) with our other outstanding and future senior [un] secured indebtedness, including [ ], which as of , 20 has an aggregate amount outstanding of $ [ ] million;

•    senior to any of our future indebtedness that expressly provides it is subordinated to the Notes; structurally subordinated to all existing and future indebtedness and other obligations of any of our subsidiaries, financing vehicles or similar facilities[, including [    ], which as of             , 20     has an aggregate amount outstanding of $[        ] million;]. [We currently do not have any indebtedness outstanding that is subordinated to the Notes and have no intention of issuing any such subordinated indebtedness.]

•    effectively subordinated to all of our existing and future secured indebtedness (including indebtedness that is initially unsecured to which we subsequently grant security), to the extent of the value of the assets securing such indebtedness [, to which there is an aggregate of $ [        ] million outstanding as of             , 20    ];

•    effective subordination means that any right you have to participate in any distribution of our assets upon our liquidation or insolvency will be subject to the prior claims of our secured creditors; and

•    structurally subordinated to all existing and future indebtedness and other obligations of any of our subsidiaries, including without limitation, $[        ] million of borrowings under our Term Financing Facility with UBS AG, as a lender and administrative agent, and $[        ] million of borrowings under our Revolving Facility, as of             20    . Structural subordination means that creditors of a parent entity are subordinate to creditors of a subsidiary entity with respect to the subsidiary’s assets.

[Collateral	Our obligations with respect to the Notes and the performance of all of our other obligations under the indenture governing the Notes will be secured equally issued by us and ratably with our obligations under any other pari passu debt by a [first/second] priority security interest over [describe assets over which security is being granted].

Denominations	We will issue the Notes in denominations of $ and integral multiples of $ in excess thereof.

Business day	Each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in New York City are authorized or required by law or executive order to close.

Optional redemption	The Notes may be redeemed in whole or in part at any time or from time to time at our option on or after , , upon not less than days nor more than days written notice by mail prior to the date fixed for redemption thereof, at a redemption price of $ per Note plus accrued and unpaid interest payments otherwise payable for the then-current quarterly interest period accrued to but not including the date fixed for redemption.

You may be prevented from exchanging or transferring the Notes when they are subject to a written notice of redemption issued by us [and even though the Notes are listed for trading on the [name of securities exchange]]. In case any Notes are to be redeemed in part only, the redemption notice will provide that, upon surrender of such Note, you will receive, without a charge, a new Note or Notes of authorized denominations representing the principal amount of your remaining unredeemed Notes.

Any exercise of our option to redeem the Notes will be done in compliance with the 1940 Act, to the extent applicable.

If we redeem only some of the Notes, the Trustee will determine the method for selection of the particular Notes to be redeemed, in accordance with the 1940 Act, to the extent applicable, and any unredeemed Notes will have the same rights and be entitled to the same benefits that the Notes had prior to any such redemption. Unless we default in payment of the redemption price, on and after the date of redemption, interest will cease to accrue on the Notes called for redemption.

Sinking fund	The Notes will not be subject to any sinking fund (i.e., no amounts will be set aside by us to ensure repayment of the Notes at maturity). As a result, our ability to repay the Notes at maturity will depend on our financial condition on the date that we are required to repay the Notes.

Repayment at option of Holders	Holders will not have the option to have the Notes repaid prior to the stated maturity date.

Defeasance	The Notes are subject to defeasance by us. “Defeasance” means that, by depositing with a trustee an amount of cash and/or government securities sufficient to pay all principal and interest, if any, on the Notes when due and satisfying any additional conditions noted below, we will be deemed to have been discharged from our obligations under the Notes. We are under no obligation to exercise any rights of defeasance.

Covenant defeasance	The Notes are subject to covenant defeasance by us. In the event of a “covenant defeasance,” upon depositing such funds and satisfying similar conditions discussed below we would be released from the restrictive covenants under the indenture relating to the Notes. The consequences to the holders of the Notes is that, while they no longer benefit from the restrictive covenants under the indenture, and while the Notes may not be accelerated for any reason, the holders of Notes nonetheless are guaranteed to receive the principal and interest owed to them. We are under no obligation to exercise any rights of covenant defeasance.

Form of Notes	The Notes will be represented by global securities that will be deposited and registered in the name of The Depository Trust Company, or DTC, or its nominee. Except in limited circumstances, you will not receive certificates for the Notes. Beneficial interests in the Notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may elect to hold interests in the Notes through either DTC, if they are a participant, or indirectly through organizations which are participants in DTC.

Trustee, Paying Agent, Registrar and Transfer Agent	[ ]

[Other limited covenants	In addition to the other limited covenants described in the prospectus attached to this prospectus supplement, the following additional limited covenants shall apply to the Notes:]

However, the terms of the indenture and the Notes will not place any restrictions on our or our subsidiaries’ ability to:

•    issue securities or otherwise incur additional indebtedness or other obligations, including (1) any indebtedness or other obligations that would be equal in right of payment to the Notes, (2) any indebtedness or other obligations that would be secured and therefore rank effectively senior in right of payment to the Notes to the extent of the values of the assets securing such debt, (3) indebtedness of ours that is guaranteed by one or more of our subsidiaries and which therefore is structurally senior to the Notes and (4) securities, indebtedness or obligations issued or incurred by our subsidiaries or that would be senior to our equity interests in those entities and therefore rank structurally senior to the Notes with respect to the assets of our subsidiaries, [in each case other than an incurrence of indebtedness or other obligation that would cause a violation of Section 18(a)(1)(A) as modified by Section 61(a)(1) of the 1940 Act];

•    pay dividends on, or purchase or redeem or make any payments in respect of, capital stock or other securities ranking junior in right of payment to the Notes, including subordinated indebtedness, [in each case other than dividends, purchases, redemptions or payments that would cause a violation of Section 18(a) (1)(B) as modified by Section 61(a)(1) of the 1940 Act];

•    sell assets (other than certain limited restrictions on our ability to consolidate, merge or sell all or substantially all of our assets);

•    enter into transactions with affiliates;

•    create liens (including liens on the shares of our subsidiaries) or enter into sale and leaseback transactions;

•    make investments; or

•    create restrictions on the payment of dividends or other amounts to us from our subsidiaries.

See “Risk Factors—The indenture governing the Notes will

contain limited protection for holders of the Notes.”

Use of Proceeds	We plan to use the net proceeds of this offering to make new investments in portfolio companies in accordance with our investment objective and strategies as described in this prospectus and for general working capital purposes. We may also use a portion of the net proceeds to reduce any of our outstanding borrowings. Pending such use, we will invest the net proceeds primarily in high quality, short-term debt securities consistent with our business development company election and our election to be taxed as a RIC. See “Use of Proceeds.”

Global Clearance and Settlement Procedures	Interests in the Notes will trade in DTC’s Same Day Funds Settlement System, and any permitted secondary market trading activity in such Notes will, therefore, be required by DTC to be settled in immediately available funds. None of the issuer, the Trustee or the paying agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Risk Factors

An investment in our securities is subject to risks. The following is a summary of the principal risks that you should carefully consider before investing in our securities. In addition, see “Risk Factors” beginning on page 21 in the accompanying prospectus to read about factors you should consider before deciding to invest in our securities.

•    The Notes will be unsecured and therefore will be effectively subordinated to any secured indebtedness we may incur.

•    The Notes will be subordinated structurally to the indebtedness and other liabilities of our subsidiaries.

•    The indenture governing the Notes will contain limited protection for holders of the Notes.

•    An active trading market for the Notes may not develop, which could limit the market price of the Notes or your ability to sell them.

•    The optional redemption provision may materially adversely affect your return on the Notes.

•    We have a limited operating history as a BDC and we have not yet elected to be treated as a RIC. The Adviser has limited experience managing a BDC or a RIC, and we and our Adviser may not be able to operate our business successfully or generate sufficient revenue to make or sustain distributions to our stockholders.

•    We are dependent upon key personnel of the Adviser for our future success. If the Adviser were to lose any of its key personnel, our ability to achieve our investment objective could be significantly harmed.

•    Our business model depends to a significant extent upon our Adviser’s network of relationships. Any inability of the Adviser to maintain or develop these relationships, or the failure of these relationships to generate investment opportunities, could adversely affect our business.

•    Our relationships with Cyrus Capital and Stifel may create conflicts of interest.

•    There are significant potential conflicts of interest that could negatively affect our investment returns.

•    The members of the Investment Team may, from time to time, possess material non-public information, limiting our investment discretion.

•    There are conflicts related to other arrangements with the Adviser.

•    Our financial condition, results of operations and cash flows will depend on our ability to manage our business effectively.

•    The Adviser’s incentive fee structure may create incentives to it that are not fully aligned with the interests of our stockholders.

•    Our incentive fee may include the Adviser to make speculative investments.

•    The involvement of our interested directors in the valuations process may create conflicts of interest.

•    We operate in a highly competitive market for investment opportunities, which could reduce returns and result in losses.

•    We will be subject to corporate-level U.S. federal income tax if we are unable to qualify or maintain our qualification as a RIC under Subchapter M of the Code.

•    Regulations governing our operation as a BDC affect our ability to, and the way in which we raise additional capital. As a BDC, the necessity of raising additional capital may expose us to risks, including the typical risks associated with leverage.

•    Because we finance our investments with borrowed money, the potential for gain or loss on amounts invested in us is magnified and may increase the risk of investing in us.

•    Most of our portfolio investments are recorded at fair value as determined in good faith by our board of directors and, as a result, there may be uncertainty as to the value of our portfolio investments.

•    Sales of substantial amounts of our common stock in the public market may have an adverse effect on the market price of our common stock.

[Insert other Risk Factors applicable to debt securities.]

RISK FACTORS

Investing in our securities involves a number of significant risks. Before you invest in our securities, you should be aware of various risks, including those described below and those set forth in the accompanying prospectus. You should carefully consider these risk factors, together with all of the other information included in this prospectus supplement and the accompanying prospectus, before you decide whether to make an investment in our securities. The risks set out below are not the only risks we face. Additional risks and uncertainties not presently known to us or not presently deemed material by us may also impair our operations and performance. The risk factors described below, together with those set forth in the accompanying prospectus, are the principal risk factors associated with an investment in us as well as those factors generally associated with an investment company with investment objectives, investment policies, capital structure or trading markets similar to ours. If any of the following events occur, our business, financial condition, results of operations and cash flows could be materially and adversely affected. In such case, our net asset value and the trading price of our securities could decline, and you may lose all or part of your investment.

[The Notes will be unsecured and therefore will be effectively subordinated to any secured indebtedness we may incur.

The Notes will not be secured by any of our assets or any of the assets of our subsidiaries. As a result, the Notes are effectively subordinated to any secured indebtedness we or our subsidiaries have outstanding as of the date of this prospectus supplement or that they may incur in the future (or any indebtedness that is initially unsecured to which we subsequently grant security) to the extent of the value of the assets securing such indebtedness. In any liquidation, dissolution, bankruptcy or other similar proceeding, the holders of any of our existing or future secured indebtedness and the secured indebtedness of our subsidiaries may assert rights against the assets pledged to secure that indebtedness in order to receive full payment of their indebtedness before the assets may be used to pay other creditors, including the holders of the Notes. As of [    ], we had $[    ] million in outstanding indebtedness that is senior to the Notes. Certain amounts of this indebtedness are secured by certain of our assets and the indebtedness thereunder is therefore effectively senior to the Notes to the extent of the value of such assets.]

The Notes will be subordinated structurally to the indebtedness and other liabilities of our subsidiaries.

The Notes are obligations exclusively of CM Finance Inc and not of any of our subsidiaries. None of our subsidiaries is a guarantor of the Notes. Except to the extent we are a creditor with recognized claims against our subsidiaries, all claims of creditors, including trade creditors, and holders of preferred stock, if any, of our subsidiaries will have priority over our claims (and therefore the claims of our creditors, including holders of the Notes) with respect to the assets of such subsidiaries. Even if we were recognized as a creditor of one or more of our subsidiaries, our claims would still be effectively subordinated to any security interests in the assets of any such subsidiary and to any indebtedness or other liabilities of any such subsidiary senior to our claims. Consequently, the Notes will be subordinated structurally to all indebtedness and other liabilities, including trade payables, of any of our subsidiaries and any subsidiaries that we may in the future acquire or establish as financing vehicles or otherwise. All of the existing indebtedness of our subsidiaries would be structurally senior to the Notes. In addition, our subsidiaries may incur substantial additional indebtedness in the future, all of which would be structurally senior to the Notes.

The indenture governing the Notes will contain limited protection for holders of the Notes.

The indenture governing the Notes offers limited protection to holders of the Notes. The terms of the indenture and the Notes do not restrict our or any of our subsidiaries’ ability to engage in, or otherwise be a party to, a variety of corporate transactions, circumstances or events that could have an adverse impact on your investment in the Notes. In particular, the terms of the indenture and the Notes will not place any restrictions on our or our subsidiaries’ ability to:

•	[issue securities or otherwise incur additional indebtedness or other obligations, including (1) any indebtedness or other obligations that would be equal in right of payment to the Notes, (2) any indebtedness or other obligations that would be secured and [therefore] rank [effectively] senior in right of payment to the Notes to the extent of the values of the assets securing such debt, (3) indebtedness of ours that is guaranteed by one or more of our subsidiaries and [which therefore] is structurally senior to the Notes and (4) securities, indebtedness or obligations issued or incurred by our subsidiaries that would be senior to our equity interests in our subsidiaries and therefore rank structurally senior to the Notes with respect to the assets of our subsidiaries;

•	pay dividends on, or purchase or redeem or make any payments in respect of, capital stock or other securities ranking junior in right of payment to the Notes;

•	sell assets (other than certain limited restrictions on our ability to consolidate, merge or sell all or substantially all of our assets);

•	enter into transactions with affiliates;

•	create liens (including liens on the shares of our subsidiaries) or enter into sale and leaseback transactions;

•	make investments; or

•	create restrictions on the payment of dividends or other amounts to us from our subsidiaries.]

In addition, the terms of the indenture and the Notes do not protect holders of the Notes in the event that we experience changes (including significant adverse changes) in our financial condition, results of operations or credit ratings, as they do not require that we or our subsidiaries adhere to any financial tests or ratios or specified levels of net worth, revenues, income, cash flow or liquidity except as required by the 1940 Act.

Our ability to recapitalize, incur additional debt and take a number of other actions that are not limited by the terms of the Notes may have important consequences for you as a holder of the Notes, including making it more difficult for us to satisfy our obligations with respect to the Notes or negatively affecting the trading value of the Notes.

Certain of our current debt instruments include more protections for their holders than the indenture and the Notes. In addition, other debt we issue or incur in the future could contain more protections for its holders than the indenture and the Notes, including additional covenants and events of default. The issuance or incurrence of any such debt with incremental protections could affect the market for and trading levels and prices of the Notes.

An active trading market for the Notes may not develop, which could limit the market price of the Notes or your ability to sell them.

The Notes are a new issue of debt securities for which there currently is no trading market. [Although we expect the Notes to be listed on             ,] we cannot provide any assurances that an active trading market will develop for the Notes or that you will be able to sell your Notes. If the Notes are traded after their initial issuance, they may trade at a discount from their initial offering price depending on prevailing interest rates, the market for similar securities, our credit ratings, general economic conditions, our financial condition, performance and prospects and other factors. The underwriters have advised us that they intend to make a market in the Notes, but they are not obligated to do so. The underwriters may discontinue any market-making in the Notes at any time at their sole discretion. Accordingly, we cannot assure you that a liquid trading market will develop for the Notes, that you will be able to sell your Notes at a particular time or that the price you receive when you sell will be favorable. To the extent an active trading market does not develop, the liquidity and trading price for the Notes may be harmed. Accordingly, you may be required to bear the financial risk of an investment in the Notes for an indefinite period of time.

[We may choose to redeem the Notes when prevailing interest rates are relatively low.

On or after             , 20     , we may choose to redeem the Notes from time to time, especially when prevailing interest rates are lower than the rate borne by the Notes. If prevailing rates are lower at the time of redemption, you would not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as the interest rate on the Notes being redeemed. Our redemption right also may adversely impact your ability to sell the Notes as the optional redemption date or period approaches.]

Our amount of debt outstanding will increase as a result of this offering, and if we default on our obligations to pay our other indebtedness, we may not be able to make payments on the Notes.

As of             , 20     , we had approximately $         million of indebtedness outstanding under the Financing Facility. Any default under the agreements governing our indebtedness, including a default under the Financing Facility or other indebtedness to which we may be a party that is not waived by the required lenders, and the remedies sought by the holders of such indebtedness could make us unable to pay principal, premium, if any, and interest on the Notes and substantially decrease the market value of the Notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments governing our indebtedness (including the Financing Facility), we could be in default under the terms of the agreements governing such indebtedness. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, the lenders under the Financing Facility or other debt we may incur in the future could elect to terminate their commitments, cease making further loans and institute foreclosure proceedings against our assets, and we could be forced into bankruptcy or liquidation. Our ability to generate sufficient cash flow in the future is, to some extent, subject to general economic, financial, competitive, legislative and regulatory factors as well as other factors that are beyond our control. We cannot assure you that our business will generate cash flow from operations, or that future borrowings will be available to us under the Financing Facility or otherwise, in an amount sufficient to enable us to meet our payment obligations under the Notes and our other debt and to fund other liquidity needs.

If our operating performance declines and we are not able to generate sufficient cash flow to service our debt obligations, we may in the future need to refinance or restructure our debt, including any Notes sold, sell assets, reduce or delay capital investments, seek to raise additional capital or seek to obtain waivers from the required lenders under the Financing Facility or other debt that we may incur in the future to avoid being in default. If we are unable to implement one or more of these alternatives, we may not be able to meet our payment obligations under the Notes and our other debt. If we breach our covenants under the Financing Facility or other debt and seek a waiver, we may not be able to obtain a waiver from the required lenders. If this occurs, we would be in default under the Financing Facility or other debt, the lenders could exercise their rights as described above, and we could be forced into bankruptcy or liquidation. If we are unable to repay debt, lenders having secured obligations could proceed against the collateral securing the debt. Because the Financing Facility has, and any future credit facilities will likely have, customary cross-default provisions, if the indebtedness under the Notes, the Financing Facility or under any future credit facility is accelerated, we may be unable to repay or finance the amounts due.

We will be subject to corporate-level U.S. federal income tax if we are unable to maintain our qualification as a RIC under the Code and our effort to maintain such qualification may result in other adverse consequences.

No assurance can be given that we will be able to maintain our qualification as a RIC under the Code.

To maintain our qualification as a RIC under the Code, we must meet the following source-of-income, asset diversification and distribution requirements. The source-of-income requirement will be satisfied if we obtain at least 90% of our gross income for each taxable year from dividends, interest, gains from the sale of stock or securities or certain other sources. The asset diversification requirement will be satisfied if we diversify our holdings so that at the end of each quarter of our taxable year at least 50% of the value of our assets consists of cash, cash equivalents, U.S. government securities, securities of other RICs, and other acceptable securities and no more than 25% of the value of our assets is invested in the securities, other than U.S. government securities or securities of other RICs, of one issuer or of two or more issuers that are controlled, as determined under the Code, by us and that are engaged in the same or similar or related trades or businesses or in the securities of one or more qualified publicly traded partnerships. The annual distribution requirement will be satisfied if we distribute to our stockholders, for each taxable year, at least 90% of our net ordinary taxable income and net realized short-term capital gains in excess of our net realized long-term capital losses, if any.

Our efforts to meet these requirements may result in our having to dispose of certain investments quickly (and because most of our investments will be in private companies, and therefore will be relatively illiquid, any such dispositions could be made at disadvantageous prices and could result in substantial losses), raise additional debt or equity capital or forgo new investment opportunities in order to prevent the loss of our qualification as a RIC under the Code. In addition, we may have difficulty meeting the annual distribution requirement because we include in our taxable income certain amounts that we have not yet received in cash, such as PIK interest or original issue discount and because we are subject to certain asset coverage ratio requirements under the 1940 Act, as well as future financial covenants under loan and credit agreements that could, under certain circumstances, restrict us from making distributions necessary to satisfy the annual distribution requirement.

If we fail to qualify for as a RIC under the Code for any reason and/or are or become subject to corporate-level U.S. federal income tax, the resulting corporate taxes could substantially reduce our net assets and the amount of income available for distribution with respect to the Notes or reinvestment. See “Certain U.S. Federal Income Tax Considerations” in this prospectus supplement and “Material U.S. Federal Income Tax Considerations” in the accompanying prospectus.

[Insert any additional relevant risk factors not included in base prospectus.]

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements in this prospectus supplement and the accompanying prospectus, if any constitute forward-looking statements, which relate to future events or our future performance or financial condition. The forward-looking statements contained in this prospectus supplement and the accompanying prospectus involve risks and uncertainties, including statements as to:

•	our future operating results;

•	our business prospects and the prospects of our portfolio companies;

•	the effect of investments that we expect to make;

•	our contractual arrangements and relationships with third parties;

•	our contractual arrangements and relationships with Stifel and Cyrus Capital;

•	actual and potential conflicts of interest with the Adviser;

•	the dependence of our future success on the general economy and its effect on the industries in which we invest;

•	the ability of our portfolio companies to achieve their objectives;

•	the use of borrowed money to finance a portion of our investments;

•	the adequacy of our financing sources and working capital;

•	the timing of cash flows, if any, from the operations of our portfolio companies;

•	the ability of the Adviser to locate suitable investments for us and to monitor and administer our investments;

•	the ability of the Adviser to attract and retain highly talented professionals;

•	our ability to qualify and maintain our qualification as a RIC and as a business development company; and

•	our ability to obtain an SBIC license;

•	the effect of future changes in laws or regulations (including the interpretation of these laws and regulations by regulatory authorities) and conditions in our operating areas, particularly with respect to business development companies or RICs.

Such forward-looking statements may include statements preceded by, followed by or that otherwise include the words “may,” “might,” “will,” “intend,” “should,” “could,” “can,” “would,” “expect,” “believe,” “estimate,” “anticipate,” “predict,” “potential,” “plan” or similar words.

We have based the forward-looking statements included in this prospectus supplement and the accompanying prospectus on information available to us on the date of this prospectus supplement and the accompanying prospectus and we assume no obligation to update any such forward-looking statements. Actual results could differ materially from those anticipated in our forward-looking statements, and future results could differ materially from historical performance. We undertake no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise, unless required by law or SEC rule or regulation. You are advised to consult any additional disclosures that we may make directly to you, including in the form of a prospectus supplement or post-effective amendment to the registration statement to which this prospectus relates, or through reports that we in the future may file with the SEC, including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.

You should understand that, under Sections 27A(b)(2)(B) of the Securities Act and Section 21E(b)(2)B of the Exchange Act, the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 do not apply to statements made in connection with any offering of securities pursuant to this prospectus supplement and the accompanying prospectus.

USE OF PROCEEDS

We estimate that the net proceeds we will receive from the sale of the $         million aggregate principal amount of Notes in this offering will be approximately $         million (or approximately $         million if the underwriters fully exercise their overallotment option), in each case assuming a public offering price of 100% of par, after deducting the underwriting discounts and commissions of $         million (or approximately $         million if the underwriters fully exercise their overallotment option) payable by us and estimated offering expenses of approximately $         million payable by us.

We plan to use the net proceeds of this offering to make new investments in portfolio companies in accordance with our investment objective and strategies as described in this prospectus and for general working capital purposes. We may also use a portion of the net proceeds to reduce any of our outstanding borrowings. Pending such use, we will invest the net proceeds primarily in high quality, short-term debt securities consistent with our business development company election and our election to be taxed as a RIC.

We anticipate that substantially all of the net proceeds from this offering will be used as described above within six to twelve months, depending on the availability of attractive opportunities and market conditions. However, we can offer no assurance that we will be able to achieve this goal.

Pending these uses, we will invest the net proceeds primarily in high quality, short-term debt securities consistent with our business development company election and our election to be taxed as a RIC. See “Regulation—Temporary Investments” in the accompanying prospectus. Our ability to achieve our investment objective may be limited to the extent that the net proceeds from an offering, pending full investment, are held in interest-bearing deposits or other short-term instruments. See “Risk Factors—Risks Relating to an Offering of Our Securities—We may be unable to invest a significant portion of the net proceeds raised from our offerings on acceptable terms, which would harm our financial condition and operating results” in the accompanying prospectus for additional information regarding this matter.

RATIO OF EARNINGS TO FIXED CHARGES

[Insert information required by Item 503(d) of Regulation S-K at time of offering.]

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

[Insert from most recent periodic filing]

SENIOR SECURITIES

(dollar amounts in thousands, except per share data)

Information about our senior securities is shown in the following tables as of the end of each fiscal year since our formation and for the period ended [    ]. The reports of our independent registered public accounting firm covering the total amount of senior securities outstanding as of                      and      are attached as exhibits to the registration statement of which this prospectus is a part.

[Insert senior securities table.]

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

[Insert disclosure regarding material federal income tax consequences of an investment in the Notes to the extent required to be disclosed by applicable law or regulation.]

UNDERWRITING

                                  is acting as the representative of the underwriters of this offering and sole book-running manager of this offering. Subject to the terms and conditions set forth in an underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the aggregate principal amount of Notes set forth opposite its name below.

Underwriter	Notes

Total

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the Notes sold under the underwriting agreement if any of these Notes are purchased. If an underwriter defaults, the underwriting agreement provides that, under the circumstances, the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the Notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the Notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

An underwriting discount of     % per Note will be paid by us. This underwriting discount will also apply to any Notes purchased pursuant to the over-allotment option.

The following table shows the total underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering. The information assumes either no exercise or full exercise by the underwriters of their over-allotment option.

	Per Note	[Without Option	With Option]
Public offering price
Sales load (underwriting discount and commission) payable by us
Proceeds, before expenses, to us

The underwriters propose to offer some of the Notes to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the Notes to certain other Financial Industry Regulatory Authority members at the public offering price less a concession not in excess of     % of the aggregate principal amount of the Notes. The underwriters may allow, and the dealers may reallow, a discount not in excess of     % of the aggregate principal amount of the Notes. After the initial offering of the Notes to the public, the public offering price and such concessions may be changed. No such change shall change the amount of proceeds to be received by us as set forth on the cover page of this prospectus supplement.

The expenses of the offering, not including the underwriting discount, are estimated at $         and are payable by us.

Over-allotment Option

We have granted an option to the underwriters to purchase up to an additional $         aggregate principal amount of the Notes offered hereby at the public offering price within 30 days from the date of this prospectus supplement solely to cover any over-allotments. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional Notes proportionate to that underwriter’s initial principal amount reflected in the table above.

No Sales of Similar Securities

Subject to certain exceptions, we have agreed not to directly or indirectly, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of any debt securities issued or guaranteed by the Company or any securities convertible into or exercisable or exchangeable for debt securities issued or guaranteed by the Company or file any registration statement under the Securities Act with respect to any of the foregoing for a period of 45 days after the date of this prospectus supplement without first obtaining the written consent of . This consent may be given at any time without public notice.

Listing

The Notes are a new issue of securities with no established trading market. We intend to list the Notes on the NASDAQ Global Select Market. We expect trading in the Notes on the NASDAQ Global Select Market to begin within 30 days after the original issue date under the trading symbol “    .” Currently there is no public market for the Notes.

We have been advised by certain of the underwriters that they presently intend to make a market in the Notes after completion of the offering as permitted by applicable laws and regulations. The underwriters are not obligated, however, to make a market in the Notes and any such market-making may be discontinued at any time in the sole discretion of the underwriters without any notice. Accordingly, no assurance can be given as to the liquidity of, or development of a public trading market for, the Notes. If an active public trading market for the Notes does not develop, the market price and liquidity of the Notes may be adversely affected.

Price Stabilization, Short Positions

In connection with the offering, the underwriters may purchase and sell Notes in the open market. These transactions may include over-allotment, covering transactions and stabilizing transactions. Over-allotment involves sales of securities in excess of the aggregate principal amount of securities to be purchased by the underwriters in the offering, which creates a short position for the underwriters. Covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions consist of certain bids or purchases of securities made for the purpose of preventing or retarding a decline in the market price of the securities while the offering is in progress.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased Notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

Any of these activities may cause the price of the Notes to be higher than the price that otherwise would exist in the open market in the absence of such transactions. These transactions may be affected in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time without any notice relating thereto.

Electronic Offer, Sale and Distribution of Notes

A prospectus in electronic format may be made available on the Internet sites or through other online services maintained by one or more of the underwriters and/or selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter or selling group member, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a limited principal amount of the Notes for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations.

Other than the prospectus in electronic format, information contained in any other web site maintained by an underwriter or selling group member is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been endorsed by us and should not be relied on by investors in deciding whether to purchase any Notes.

Other Relationships

Certain underwriters may perform investment banking and advisory services for us, our investment adviser and our affiliates from time to time, for which they receive customary fees and expenses. Certain underwriters may, from time to time, engage in transactions with or perform services for us, our investment adviser and our affiliates in the ordinary course of business.

The principal business address of                      is                     .

Sales Outside the U.S.

No action has been taken in any jurisdiction (except in the U.S.) that would permit a public offering of the securities, or the possession, circulation or distribution of this prospectus supplement, the accompanying prospectus or any other material relating to us or the securities in any jurisdiction where action for that purpose is required. Accordingly, the securities may not be offered or sold, directly or indirectly, and none of this prospectus supplement, the accompanying prospectus or any other offering material or advertisements in connection with the securities may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.

Each of the underwriters may arrange to sell securities offered hereby in certain jurisdictions outside the United States, either directly or through affiliates, where they are permitted to do so. In that regard, [    ] may arrange to sell securities in certain jurisdictions through an affiliate, [    ], or [    ]. [    ] is a wholly-owned indirect subsidiary of [    ] and an affiliate of [    ]. [    ] is a U.K. incorporated investment firm regulated by the Financial Services Authority. [    ] is the trade name for certain corporate and investment banking services of [    ] and its affiliates, including [    ] and [    ].

[Describe any other specific transactions and compensation related thereto to the extent required to be disclosed by applicable law or regulation.]

[Describe if underwriters receiving proceeds of offering, if required by FINRA.]

[Insert principal business addresses of underwriters.]

[Insert applicable legends for jurisdictions in which offers and sales may be made.]

[Additional Underwriter Compensation

[to be provided as applicable]]

LEGAL MATTERS

Certain legal matters in connection with the securities offered hereby will be passed upon for us by Sutherland Asbill & Brennan LLP, Washington, DC. Certain legal matters in connection with the offering will be passed upon for the underwriters by         .

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The financial statements as of      and      and for each of the two years in the period ended included in the accompanying prospectus and this prospectus supplement have been so included in reliance on the report of Ernst and Young, LLP, our independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

AVAILABLE INFORMATION

We have filed with the SEC a registration statement on Form N-2 together with all amendments and related exhibits under the Securities Act. The registration statement contains additional information about us and the securities being offered by this prospectus supplement and the accompanying prospectus.

We also file with or submit to the SEC annual, quarterly and current reports, proxy statements and other information meeting the informational requirements of the Exchange Act. You may inspect and copy these reports, proxy statements and other information, as well as the registration statement and related exhibits and schedules, at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549-0102. You may obtain information on the operation of the Public Reference Room by calling the SEC at (202) 551-8090.

We maintain a website at www.cmfn-inc.com and make all of our annual, quarterly and current reports, proxy statements and other publicly filed information available, free of charge, on or through our website. Information contained on our website is not incorporated into this prospectus supplement or the accompanying prospectus, and you should not consider information on our website to be part of this prospectus supplement or the accompanying prospectus. You may also obtain such information by contacting us in writing at 601 Lexington Avenue, 26th Floor, New York, New York 10022, Attention: Investor Relations. The SEC maintains a website that contains reports, proxy and information statements and other information we file with the SEC at www.sec.gov. Copies of these reports, proxy and information statements and other information may also be obtained, after paying a duplicating fee, by electronic request at the following e-mail address: publicinfo@sec.gov, or by writing the SEC’s Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549-0102.

INDEX TO FINANCIAL STATEMENTS

[Insert financial statements.]

CM Finance Inc

$ [        ]

% [Insert ranking/conversion information] Notes Due [    ]

PRELIMINARY PROSPECTUS SUPPLEMENT

            , 20